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                                                                  EXHIBIT 10.15


                       RESEARCH AND DEVELOPMENT AGREEMENT


     This RESEARCH AND DEVELOPMENT AGREEMENT (the "Agreement") is made and entered into as of September 29, 1995, by and between Poly U/A Systems, Inc., a Delaware corporation ("PSI"), and International Remote Imaging Systems, Inc., a Delaware corporation ("IRIS"), with reference to the following facts:

     A. Simultaneously with entering into this Agreement, IRIS and PSI have entered into the Technology License Agreement.

     B. Pursuant to the Technology License Agreement, IRIS has granted to PSI, and PSI has acquired from IRIS, an exclusive, worldwide license to certain technology for the purpose of developing, manufacturing and marketing the Proposed Products. Also pursuant to the Technology License Agreement, PSI has granted to IRIS an exclusive, worldwide license to use all new technology developed during the course of performing such services for purposes other than developing, manufacturing or marketing the Proposed Products.

     C. IRIS has the experience, facilities, equipment and employees to provide the research, development, clinical evaluation and pre-market testing to enable PSI to develop, manufacture and market the Proposed Products.

     D. PSI desires to engage IRIS to perform such services, and IRIS is willing to provide such services, on the terms and conditions set forth herein.

     NOW, THEREFORE, based upon the above premises and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows (capitalized terms not defined herein shall have the meanings set forth in Schedule A attached hereto):

     1.   RESEARCH AND DEVELOPMENT.

          1.1 RESEARCH AND DEVELOPMENT SERVICES. PSI hereby engages IRIS, and IRIS hereby agrees to undertake, good faith efforts towards research, development, clinical evaluation and pre-market testing of the IRIS Technology for the purpose of enabling PSI to develop, manufacture and market the Proposed Products (the "Research and Development"). Such services shall be provided as follows:

               1.1.1 WORKPLAN AND BUDGET. Within thirty (30) days of the date hereof, IRIS will submit to PSI a workplan and budget acceptable to PSI covering the period beginning on November 1, 1995 for the anticipated duration of the Research and Development (the "Workplan and Budget"). IRIS and PSI may make changes in the Workplan and Budget from time to time as approved by an authorized representative of each party.


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               1.1.2  RESEARCH AND DEVELOPMENT.  During the term of this
Agreement, IRIS shall use commercially reasonable efforts to (a) conduct the Research and Development on behalf of PSI in a prudent and skillful manner in accordance, in all material respects, with the Workplan and Budget and applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect and (b) diligently execute the Workplan and Budget and report to PSI any significant deviations therefrom in a timely manner. IRIS shall, at PSI's expense as described below, furnish all labor, supervision, services, supplies and materials necessary to perform the Research and Development in accordance with the Workplan and Budget. In addition to its undertakings pursuant to the Technology License Agreement, IRIS agrees to use commercially reasonable efforts to attempt to obtain, on behalf of and at the expense of PSI, any patent or technology license or sublicense from any Person, including IRIS, that IRIS reasonably determines to be necessary or useful to the Research and Development.

               1.1.3 OTHER ACTIVITIES; SUBCONTRACTS. During the term of this Agreement, IRIS shall devote such time and effort to the Research and Development as may be necessary to fulfill its duties as described in this
Section 1; PROVIDED, HOWEVER, that IRIS shall not be required to devote itself, on a full time basis, to the Research and Development and that IRIS shall have the right to engage in its own research and development activities and in other business activities with other Persons, and PSI shall not, by virtue of this Agreement, have any right, title or interest in or to such independent activities or to the income or profits derived therefrom and nothing set forth in this Agreement shall limit or reduce the ability of IRIS to carry on such other activities. PSI acknowledges and agrees that, in performing the Research and Development, IRIS may, and is hereby authorized to, without the prior consent of PSI, engage or agree or otherwise collaborate with other Persons, including, without limitation, Affiliates of IRIS or research institutions performing other research and development activities for IRIS, to provide assistance in carrying out the Research and Development; PROVIDED, FURTHER, that any payments to Affiliates charged to PSI shall not exceed the direct and indirect costs of such Affiliates in performing such services.

               1.1.4  REPORTS AND RECORDS.

                    1.1.4.1 QUARTERLY COST REPORTS. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement, IRIS shall provide to PSI a reasonably detailed report setting forth the total Research and Development Costs for such quarter.

                    1.1.4.2 SEMIANNUAL PROGRESS REPORTS. On a regular basis (but at least twice a year), IRIS will provide to PSI a reasonably detailed report setting forth (a) a summary of the work performed hereunder by IRIS and its employees and agents and (b) a description of any material developments relating thereto.

                    1.1.4.3 FINAL REPORT. IRIS shall prepare a final report, within ninety (90) days after the expiration or termination of this Agreement, setting forth in reasonable detail a summary of the work performed hereunder and the material developments relating thereto and containing a final statement of all Research and Development Costs.

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                    1.1.4.4   MAINTENANCE OF RECORDS.  IRIS shall maintain, in
accordance with generally accepted accounting principles consistently applied, true, accurate and complete records and books of account documenting all Research and Development Costs.

                    1.1.4.5 INDEPENDENT AUDIT. At PSI's request and expense, IRIS shall permit a certified independent public accountant selected by PSI to have access, no more than once in each fiscal year during the term of this Agreement and once during the three (3) years following the expiration or termination hereof, during regular business hours and upon reasonable notice to IRIS, to such records and books for the sole purpose of determining the appropriateness of Research and Development Costs invoiced hereunder; PROVIDED, HOWEVER, that if such certified independent public accountant reasonably determines that Research and Development Costs have been overstated by an amount greater than ten percent (10%) of the actual Research and Development Costs, IRIS shall promptly refund any such overpayment to PSI and pay all reasonable fees and disbursements of such certified independent public accountant incurred in the course of making such determination.

               1.1.5 LICENSE TO TECHNOLOGY FOR DEVELOPMENT. PSI hereby grants to IRIS an exclusive (as against PSI and all other Persons), worldwide, royalty-free right and license, including the right to license or sublicense to other Persons, during the term of this Agreement, to use of the IRIS Technology and the PSI Technology for purposes of Research and Development. This license is granted in addition to, and not in substitution for, any other license granted to IRIS, whether pursuant to the Technology License Agreement or otherwise.

               1.1.6 SALE OF THE PRODUCT PRIOR TO REGULATORY APPROVAL. PSI appoints IRIS as its exclusive agent for the manufacture and sale of the Product during the term of this Agreement for the sole purpose of conducting the clinical evaluation and pre-market testing required to obtain FDA or other regulatory clearance for marketing the Products. PSI shall reimburse IRIS in accordance with Section 2.4 hereof for all costs relating to the manufacture and sale of the Product as Research and Development Costs, and IRIS shall remit to PSI any revenues received by it from the sale of the Products.

          1.2 DISCLAIMER OF WARRANTIES. IRIS cannot and does not guarantee that the Research and Development will be successful in whole or in part, that any of the Proposed Products will be developed or that, if developed, it will be successful in the marketplace. To the extent that IRIS has complied with
Section 1.1.2 hereof, the failure of IRIS to successfully develop any of the Proposed Products will not constitute a breach by IRIS of any representation, warranty, covenant or other obligation under this Agreement or the Technology License Agreement. In addition, neither IRIS nor PSI makes any representation or warranty or guaranty that the Available Funds will be sufficient for the completion of the Research and Development of, or to begin commercialization with respect to, the Proposed Products.

                                       -3-

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          1.3  RIGHTS TO PROPERTY.  Subject to the rights granted to IRIS under this Agreement or the Technology License Agreement, all right, title and interest in and to any Improvements shall be the exclusive property of PSI.

     2.   PAYMENT FOR SERVICES; TIMING OF PAYMENTS.

          2.1 PAYMENTS. As consideration for conducting the Research and Development and subject to Sections 2.2 and 2.4, PSI shall reimburse IRIS for all Research and Development Costs incurred since the Offering Start Date in excess of $500,000 up to a maximum aggregate amount equal to the Available Funds. "Available Funds" shall mean Funds less Expenses. "Funds" shall mean the net proceeds of the Offering and any interest earned on the Funds. "Expenses" shall mean the sum of (a) all general and administrative expenses incurred by PSI (including payments under the Administration and Services Agreement), (b) all royalty, license and similar fees incurred in connection with the use or acquisition of technology useful in the Research and Development and (c) $25,000 to be retained by PSI as working capital. PSI agrees to expend all of the Available Funds on the Research and Development conducted by IRIS pursuant to this Agreement.

          2.2 TIMING OF PAYMENTS AND IRIS FUNDING. IRIS shall submit to PSI on a monthly basis an invoice for all Research and Development Costs incurred during the previous month (or, in the case of the first invoice, since the Offering Start Date). Within ten (10) days of receipt of such invoice, PSI shall pay to IRIS all amounts due thereunder. IRIS shall credit the account of PSI with $15,000 in the first thirty-three (33) invoices and $5,000 on the thirty-fourth (34th) invoice to account for the obligation of IRIS under Section
2.1 to fund $500,000 of the Research and Development Costs. To the extent such credit exceeds the total Research and Development Costs reflected on an invoice (together with amounts due and unpaid from previous invoices), the excess of such credit shall be carried forward to the next monthly invoice until IRIS has funded $500,000 of Research and Development Costs. Thereafter, IRIS shall have no further obligation to fund Research and Development Costs.

          2.3 CALCULATION OF COSTS. Direct costs attributable to performing the Research and Development (including employee salaries and benefits) shall be allocated on a reasonable and consistent basis and charged to PSI. The expenditures and estimated expenditures of conducting the Research and Development hereunder shall be determined using the internal cost accounting system of IRIS. Allocation of all indirect costs, including general and administrative costs, will be made by IRIS on a reasonable basis consistent with its internal cost accounting system.

          2.4 PERFORMANCE OF RESEARCH AND DEVELOPMENT ON A CREDIT BASIS. If the Available Funds are exhausted on or before July 31, 1998, IRIS shall have the option (but not the obligation) of continuing the Research and Development on a credit basis until July 31, 1998, and PSI shall be liable for one hundred percent (100%) of the Research and Development Costs related thereto in excess of the remaining IRIS funding commitment under Sections 2.1 and 2.2 (if any) plus interest at a rate equal to the lesser of eight percent (8.0%) or the maximum rate of interest permissible under applicable law. Such Research

                                       -4-

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and Development Costs shall be payable upon demand by IRIS and shall accrue interest from the date such Research and Development Costs are due under the related invoice. Any Research and Development conducted pursuant to the terms of this Section 2.4 may be terminated (i) by IRIS without cause at any time and
(ii) by PSI pursuant to Section 7.3.

     3.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

          3.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF IRIS. IRIS represents, warrants and covenants to PSI as follows:

               3.1.1 IRIS is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

               3.1.2 the execution, delivery and performance of this Agreement by IRIS have been duly authorized by all necessary corporate action;

               3.1.3 this Agreement has been duly executed and delivered by IRIS and is a legal, valid and binding obligation of IRIS, enforceable against IRIS in accordance with its terms;

               3.1.4 the execution, delivery and performance of this Agreement by IRIS do not conflict with or contravene any provision of the charter documents or by-laws of IRIS or, in any material respect, any agreement, document, instrument, indenture or other obligation of IRIS;

               3.1.5 IRIS will propose the Workplan and Budget and any amendments or modifications thereto in good faith;

               3.1.6 except as otherwise provided herein, IRIS shall not during the term of this Agreement initiate or undertake any research and development for its own account or for the account of any other party for the purpose of developing, manufacturing or marketing any of the Proposed Products; and

               3.1.7 IRIS shall not enter into any agreement or make any commitment that would contravene any material provision of, or materially derogate any of the rights of PSI under, this Agreement.

          3.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PSI. PSI represents, warrants and covenants to IRIS as follows:

               3.2.1 PSI is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

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               3.2.2     the execution, delivery and performance of this
Agreement by PSI have been duly authorized by all necessary corporate action;

               3.2.3 this Agreement has been duly executed and delivered by PSI and is a legal, valid and binding obligation of PSI, enforceable against PSI in accordance with its terms;

               3.2.4 the execution, delivery and performance of this Agreement by PSI do not conflict with or contravene any provision of the charter documents or by-laws of PSI or, in any material respect, any agreement, document, instrument, indenture or other obligation of PSI;

               3.2.5 PSI shall consider and act upon the Workplan and Budget and any amendments or modifications thereto in good faith; and

               3.2.6 PSI shall not, during the term of this Agreement and for two (2) years thereafter, without the prior written consent of IRIS, solicit the employment of, or employ any person, in any capacity, who, at any time during the term of this Agreement, shall have been an officer, director, employee or agent of IRIS, except for individuals employed by PSI on the date hereof.

     4.   CONFIDENTIALITY.

          4.1 CONFIDENTIALITY OBLIGATIONS. The parties hereby acknowledge and agree that the IRIS Technology and the PSI Technology (including the Improvements) contain valuable, confidential information and trade secrets developed or acquired, or which will be developed or acquired, through the expenditure of significant amounts of time and money. Accordingly, except as expressly permitted by Section 4.2 or the Technology License Agreement, IRIS and PSI shall maintain the confidential nature of, and not disclose to any third party, any Confidential Information. The obligations set forth in this
Section 4.1 shall survive the termination or expiration of this Agreement.

          4.2 PERMITTED DISCLOSURES. The obligations of confidentiality contained in this Agreement shall not apply to any Confidential Information if, and to the extent:

               4.2.1 reasonably necessary to market products, including, without limitation, by making disclosures to prospective customers as will adequately explain the nature and operation of the product;

               4.2.2 reasonably necessary to effect sublicenses permitted under this Agreement or the Technology License Agreement;

               4.2.3 independently developed by the receiving party outside the scope of this Agreement;

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               4.2.4     reasonably necessary to carry out its obligations under
this Agreement;

               4.2.5 reasonably necessary to secure governmental or regulatory approvals or clearances; and

               4.2.6 the disclosure is required by a judicial order or decree of governmental law or regulation, provided that the receiving party promptly notifies the disclosing party of such requirement and reasonable opportunity is allowed for the disclosing party to obtain a protective order or otherwise proceed under applicable law to protect its interests.

          4.3 EMPLOYEE CONFIDENTIALITY AND ASSIGNMENT OF INVENTIONS. Prior to allowing an employee access to any Confidential Information, the employing party shall obtain from the employee an executed agreement regarding confidentiality and assignment of inventions in a form reasonably satisfactory to the other party.

          4.4 INJUNCTIONS. The parties agree that, due to the unique and proprietary nature of the Confidential Information, the remedies at law for a breach by either party of its obligations under this Section 4 will be inadequate and that, in the event of such breach, the other party shall be entitled to equitable relief (including without limitation injunctive relief and specific performance) in addition to all other remedies provided under this Agreement or available at law. PSI acknowledges the secret nature and quality of the IRIS Technology as legally protectable proprietary information and intellectual property and agrees to waive proof of such fact in any litigation or arbitration between the parties.

     5.   DISCLAIMER OF WARRANTY; LIMITATIONS OF LIABILITY.

          5.1 DISCLAIMER OF WARRANTY. Except as provided in Section 3, the parties hereto disclaim any and all representations and warranties, express or implied, concerning the IRIS Technology or the PSI Technology, including without limitation (i) whether such technology, to the extent not already developed, will be developed, (ii) the performance, utility, reliability, suitability for any particular purpose or accuracy of such technology, (iii) whether the use of the technology licensed hereunder will infringe any patent or other proprietary rights of any third party, and (iv) whether any of the technology is or will be entitled to protection under patent, copyright or other proprietary laws.

          5.2 LIMITATIONS ON LIABILITY. Neither party to this Agreement shall be entitled to recover from the other any incidental, consequential, special or punitive damages for any breach of this Agreement.

     6.   INDEMNIFICATION.

          6.1 INDEMNIFICATION OF PSI. Subject to Section 5.2, IRIS shall indemnify and hold PSI harmless from and against any Loss including, without limitation, any Loss based upon negligence, warranty, strict liability, violation of government regulation or

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infringement of patent or other proprietary rights, arising out of (a) any use of the IRIS Technology or the PSI Technology by IRIS or any Affiliate, agent or sublicensee of IRIS (other than PSI) for purposes other than Research and Development or (b) any breach of this Agreement by IRIS.

          6.2 INDEMNIFICATION OF IRIS. Subject to Section 5.2, PSI shall indemnify and hold IRIS harmless from and against any Loss including, without limitation, any Loss based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, arising out of (a) any use of the IRIS Technology or the PSI Technology by PSI or any Affiliate, agent or sublicensee of PSI (other than IRIS for purposes other than Research and Development) or (b) any breach of this Agreement by PSI.

          6.3 INDEMNIFICATION PROCEDURES. Upon the Indemnified Party becoming aware of a fact, condition or event for which a claim for Losses in respect thereof is to be made against the Indemnifying Party under Sections 6.1 or 6.2, the Indemnified Party will with reasonable promptness notify the Indemnifying Party in writing of such fact, condition or event. The Indemnifying Party may undertake full responsibility for the defense or prosecution in connection with any claim brought by any third party and may contest or settle it on such terms as the Indemnifying Party may choose; PROVIDED THAT the Indemnifying Party will not have the right, without the Indemnified Party's written consent, to settle any such claim if such settlement (i) arises from or is part of any criminal actions, suit or proceeding, (ii) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgment of, any liability or wrongdoing on the part of the Indemnified Party, or (iii) provides for injunctive relief, or other relief or finding other than money damages, which is binding on the Indemnified Party. Such defense or prosecution will be conducted by reputable attorneys retained by the Indemnifying Party at the Indemnifying Party's cost and expense, but the Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing. The Indemnified Party will be responsible for the costs of such separate representation.

          6.4 COOPERATION. IRIS and PSI shall cooperate in determining the validity of any third-party claim for any Loss for which a claim of indemnification may be made hereunder. Each party shall also use all reasonable efforts to minimize all Losses under this Agreement.

     7.   TERM AND TERMINATION.

          7.1 TERM. Subject to the obligation of IRIS to fund $500,000 of the Research and Development Costs pursuant to Section 2.1 and the right of IRIS to continue the Research and Development pursuant to Section 2.4, this Agreement shall be effective as of the date hereof and shall continue in full force and effect until the earlier of July 31, 1998, or submission of the monthly invoice under Section 2 constituting the last of the Available Funds (which the parties currently anticipate will be for the month ended July 31, 1998), unless earlier terminated as provided in Sections 7.2 or 7.3 hereof.

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          7.2  TERMINATION BY IRIS.  IRIS shall have the right to terminate this
Agreement, effective upon written notice of termination to PSI, in the event that:

               7.2.1 PSI fails to perform or observe or otherwise breaches any of its material obligations under this Agreement or the Technology License Agreement and such failure or breach continues for a period of sixty (60) days after written notice thereof to PSI from IRIS;

               7.2.2 PSI shall (i) seek the liquidation, reorganization, dissolution, winding-up of itself or the composition or readjustment of its debts, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (vi) adopt any resolution of its stockholders or Board of Directors for the purpose of effecting any of the foregoing; or

               7.2.3 a proceeding or case shall be commenced without the application or consent of PSI and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed and in effect, for a period of forty-five (45) days from and after the date service of process is effected upon PSI, seeking (i) the liquidation, reorganization, dissolution or winding-up of PSI or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of PSI or of all or any substantial part of its assets, or (iii) similar relief in respect of PSI under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts.

          7.3 TERMINATION BY PSI. PSI shall have the right to terminate this Agreement, effective upon written notice of termination to IRIS, in the event that:

               7.3.1 IRIS fails to perform or observe or otherwise breaches any of its material obligations under this Agreement or the Technology License Agreement and such failure or breach continues for a period of sixty (60) days after written notice thereof to IRIS from PSI;

               7.3.2 IRIS shall (i) seek the liquidation, reorganization, dissolution or winding-up of itself or the composition or readjustment of its debts, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator of itself or of all or a substantial part of its assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (vi) adopt any resolution of its stockholders or Board of Directors for the purpose of effecting any of the foregoing; or

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               7.3.3     a proceeding or case shall be commenced without the
application or consent of IRIS and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed and in effect, for a period of forty-five (45) days from and after the date service of process is effected upon IRIS, seeking (i) the liquidation, reorganization, dissolution or winding-up of IRIS or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of IRIS or of all or any substantial part of its assets or (iii) similar relief in respect of IRIS under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts.

          7.4 EFFECT OF TERMINATION. Upon the termination of this Agreement, all rights and obligations of the parties hereunder will terminate without liability of any party to any other party except for (i) liability for any breach occurring prior to such termination and (ii) the obligations of the parties set forth in Sections 1.1.4, 1.3, 2 (but solely to the extent services have been rendered by IRIS prior to such termination), 4, 5, 6, 7.4, 8.8, 8.10,
8.11 and 8.16 which shall survive such termination.

     8.   MISCELLANEOUS.

          8.1 COMPLETE AGREEMENT; MODIFICATIONS. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

          8.2 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

          8.3 FORCE MAJEURE. Neither party shall be responsible for delays or failure to perform under this Agreement (other than the obligations of PSI to make certain payments to IRIS pursuant to Section 2 hereof) due to causes beyond the reasonable control and without fault or negligence of such party.

          8.4 NOTICES. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, telegram, telex, facsimile or certified mail (or, if certified mail is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which shall initially be as follows:

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               (i)  If to IRIS:

                    International Remote Imaging Systems, Inc.
                    9162 Eton Avenue
                    Chatsworth, California 91311
                    (818) 700-9661 (facsimile)
                    Attention:  Fred H. Deindoerfer, President

               (ii) If to PSI:

                    PSI Systems, Inc.
                    9162 Eton Avenue
                    Chatsworth, California 91311
                    (818) 700-9661 (facsimile)
                    Attention:  Fred H. Deindoerfer, President

     Any notice sent by certified mail (or by first class mail if certified mail is not available) shall be deemed to have been given three (3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

          8.5 ADDITIONAL DOCUMENTS. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

          8.6 SUCCESSORS AND ASSIGNS. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

          8.7 ASSIGNMENTS. IRIS and PSI may assign their rights and obligations after prior written notice thereof to the other to an Affiliate if such Affiliate assumes all of the obligations of the assignee hereunder and this Agreement remains binding upon the assignee, and IRIS may assign its rights and obligations after prior written notice to PSI to any Person which acquires all or substantially all of the assets of IRIS or which is the surviving Person in a merger or consolidation with IRIS, if (a) such Person assumes all of the obligations of IRIS hereunder and (b) such Person shall, immediately after giving effect to such assignment or transfer, be solvent and have a tangible net worth (determined in accordance with generally accepted accounting principles then in effect) not materially less than the tangible net worth (as so determined) of IRIS immediately prior thereto. Except as provided above or otherwise expressly permitted under this Agreement, neither party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, including without limitation pursuant to a merger or consolidation, without the prior written consent of the other party, which may be withheld in the sole discretion of the other party. Any attempt to assign or delegate any portion of this Agreement in violation of this Section shall be null and void.

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          8.8  GOVERNING LAW.  This Agreement has been negotiated and entered into in the State of California, concerns only California business and all questions with respect to the Agreement and the rights and liabilities of the parties shall be governed by the laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction. Any litigation or arbitration between the parties shall be conducted in Los Angeles, California.

          8.9 REMEDIES. The parties acknowledge that the remedy at law for any breach, or threatened breach, of any of the provisions of this Agreement will be inadequate. Therefore, each party to this Agreement shall be entitled to seek specific performance as a remedy for any breach of this Agreement. Such remedy shall not be deemed to be the exclusive remedy of a party hereto for the breach of this Agreement by the other party hereto or its representatives, but shall be in addition to all other remedies available at law or in equity to the party suffering such breach.

          8.10 ARBITRATION AS EXCLUSIVE REMEDY. Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to (i) this Agreement, including, but not limited to, its validity, interpretation, enforceability or breach, or (ii) the relationship between the parties (including its commencement and termination) whether based on breach of covenant, breach of an implied covenant or intentional infliction of emotional distress or other theories, which are not settled by agreement between the parties, shall be settled by arbitration in Los Angeles, California before a board of three arbitrators, one selected by each party, and the third by the two persons so selected, all in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. The notice of intent to arbitrate shall name one arbitrator, and the party(ies) receiving the notice shall name the second arbitrator within 15 days or the moving party may select the second arbitrator from a list supplied by the AAA. In the event that these two arbitrators cannot agree upon a third arbitrator within 15 days, then the third arbitrator shall be selected from the list provided by the AAA with the parties striking names in order with the party striking first to be determined by the flip of a coin. The parties hereby (i) consent to the in personam jurisdiction of the Superior Court of the State of California for purposes of confirming any such award and entering judgment thereon; (ii) agree to use their best efforts to keep all matters relating to any arbitration hereunder confidential; and (iii) agree that the arbitrators may not assess any remedy other than the awarding of actual damages suffered and/or an injunctive order (including temporary, preliminary and permanent relief) when appropriate. In any arbitration proceedings hereunder,
(a) all testimony of witnesses shall be taken under oath; (b) discovery will be allowed under the provisions of Section 1283.05 of the California Code of Civil Procedure, as presently in force, which are incorporated herein; and (c) upon conclusion of any arbitration, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Agreement along with a signed copy of the award in accordance with Section 1283.6 of the California Code of Civil Procedure. Each party agrees that the arbitration provisions of this Agreement are its exclusive remedy and expressly waives any right to seek redress in another forum. Each party shall bear the fees of the arbitrator appointed by it, and the fees of the neutral arbitrators shall be borne equally by each party during the arbitration, but the fees of all arbitrators shall be borne by the losing party.

          8.11 ATTORNEYS' FEES. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the attorneys' fees and court costs incurred by reason of such litigation.

          8.12 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect. To the extent permitted by applicable law, the parties hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

          8.13 NO THIRD-PARTY BENEFITS. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

          8.14 HEADINGS. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision.

          8.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.16 NO JOINT VENTURE. It is understood and agreed that no agency, employment, partnership or joint venture relationship is hereby created between the parties. Neither party is an affiliate of the other and no claims or representations will be made by either party which would create an apparent agency, employment, partnership or joint venture relationship with the other. Neither party has the authority to act for, create debts or obligations for, or bind the other, nor is either party responsible for the obligations and debts of the other. The only relationship between the parties is that of independent contractors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.


                              By
                                 ----------------------------------------------
                                   Fred H. Deindoerfer, Chairman of the Board,
                                   President and Chief Executive Officer


                              POLY U/A SYSTEMS, INC.


                              By
                                 ----------------------------------------------
                                   Fred H. Deindoerfer, President

                                   SCHEDULE A

                                    GLOSSARY


     "ADMINISTRATION AND SERVICES AGREEMENT" shall mean the Administration and Services Agreement dated as of September 29, 1995 between IRIS and PSI, as amended, modified or supplemented from time to time.

     "AFFILIATE" of a Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation "control" shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

     "ANNUAL WORKPLAN AND BUDGET" shall mean the reasonably detailed workplans and budgets for Research and Development to be provided by IRIS to PSI for each annual period in accordance with Sections 1.1.1 and 1.1.4 of the Development Agreement.

     "AVAILABLE FUNDS" shall have the meaning set forth in Section 2.1 of the Development Agreement.

     "BANKRUPTCY CODE" shall mean the Bankruptcy Reform Act of 1978, as amended, modified or supplemented from time to time.

     "CONFIDENTIAL INFORMATION" shall mean all information disclosed by IRIS to PSI or by PSI to IRIS pursuant to the Technology License Agreement or the Development Agreement, except information that (i) was known to the receiving party prior to its receipt from the disclosing party (except that information first developed pursuant to the Development Agreement shall not be considered known by IRIS), (ii) is or becomes part of the public domain through no fault of the receiving party or (iii) is disclosed to the receiving party on an unrestricted basis by a third party that is legally free to disclose such information.

     "DEVELOPMENT AGREEMENT" shall mean the Research and Development Agreement dated as of September 29, 1995 between PSI and IRIS, as amended, modified or supplemented from time to time.

     "FDA" shall mean the United States Food and Drug Administration or any successor agency or authority, the approval of which is required to market medical laboratory instruments in the United States.

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

     "IMPROVEMENTS" shall mean all methods, procedures, processes, techniques, systems, inventions, apparatus, information, formulas, trade secrets, concepts, ideas, proprietary rights (including, without limitation, patents), know-how, data and test results made, conceived, discovered or developed by IRIS exclusively in the course of conducting Research and Development.

     "INDEMNIFIED PARTY" shall mean, with respect to any alleged Loss, the party seeking indemnity under the terms of this Agreement.

     "INDEMNIFYING PARTY" shall mean, with respect to any alleged Loss, the party from whom indemnity is being sought under the terms of this Agreement.

     "IRIS" shall mean International Remote Imaging Systems, Inc., a Delaware corporation.

     "IRIS COMMON STOCK" shall mean the common stock, $0.01 par value per share, of IRIS or such security that IRIS stockholders receive in connection with any consolidation, merger, or sale of all or substantially all of the assets of IRIS or, if such securities were not received, the common stock (or equivalent thereto) of the Person surviving any consolidation of IRIS with or merger of IRIS with or into any other Person or any sale, lease or other transfer of all or substantially all of the assets of IRIS to any other Person (including any individual, partnership, joint venture, corporation, trust or group thereof).

     "IRIS TECHNOLOGY" shall mean all methods, procedures, processes, techniques, systems, inventions, apparatus, information, formulas, trade secrets, concepts, ideas, proprietary rights (including, without limitation, existing and pending patents), know-how, data and test results (excluding the PSI Technology) which IRIS owns, or to which IRIS has the right to grant sublicenses, on or prior to the expiration of the Development Agreement.

     "LOSS" shall mean any loss, damage, claim, liability or expense, including without limitation, interest, penalties and reasonable attorneys' fees, net of any tax adjustments, settlements or other effects which actually result from the Loss and its payment by the Indemnifying Party.

     "MAYO ADVANCED URINE CHEMISTRY SYSTEM" means a Stand Alone wet chemistry system for urine chemistry.

     "OFFERING" shall mean the offering of Units as described in the Offering Memorandum.

     "OFFERING MEMORANDUM" shall mean the Offering Memorandum relating to the Units dated June 29, 1995, as supplemented by the Supplemental Information to Offering Memorandum dated Septebmer 25, 1995.

     "OFFERING START DATE" shall mean the original date of the Offering Memorandum.

     "OPTION EXPIRATION DATE" shall mean 121 days after termination of the Development Agreement.

     "PERSON" shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

     "PROPOSED PRODUCTS" shall mean the Sonic Macrometer, the Mayo Advanced Urine Chemistry System, the Urine Sediment Analyzer, and the Specimen Accessioning Station.

     "PSI" shall mean Poly U/A Systems, Inc., a Delaware corporation.

     "PSI COMMON STOCK" shall mean the common stock, $.01 par value per share, of PSI.

     "PSI TECHNOLOGY" shall mean all methods, procedures, processes, techniques, systems, inventions, apparatus, information, formulas, trade secrets, concepts, ideas, proprietary rights (including, without limitation, existing and pending patents), know-how, data and test results (excluding the IRIS Technology) which PSI owns, or to which PSI has the right to grant sublicenses, on or prior to the expiration of the Development Agreement, including the Improvements.

     "RESEARCH AND DEVELOPMENT" shall have the meaning set forth in Section 1.1 of the Development Agreement.

     "RESEARCH AND DEVELOPMENT COSTS" shall mean all direct and indirect costs, fees and out-of-pocket or other expenses incurred, paid or accrued by IRIS in connection with performing the Research and Development for PSI under the Development Agreement, determined in accordance with Section 2.3 thereof, but excluding in all events any such costs, fees or expenses paid by PSI to IRIS under the Administration and Services Agreement.

     "SONIC MACROMETER" means a Stand Alone instrument designed to automatically measure all of urine specific gravity, pH and urine color and clarity in a single instrument.

     "SPECIMEN ACCESSIONING STATION" means a Stand Alone system consisting of collection cups and an automatic pipetting device designed to transfer urine from collection cups into standard clinical laboratory tubes.

     "STAND ALONE" shall mean an instrument which is designed and sold primarily to conduct the test or combination of tests described in the definition of the instrument and not bundled with or generally sold or marketed with significant additional features or incorporated into another instrument.

     "TECHNOLOGY LICENSE AGREEMENT" shall mean the Technology License Agreement dated as of September 29, 1995 between IRIS and PSI, as amended, modified or supplemented from time to time.

     "TOA" shall mean TOA Medical Electronics Co., Ltd., a Japanese corporation.

     "TOA RESTRUCTURING AGREEMENTS" shall mean the following agreements between TOA and IRIS dated as of July 15, 1988: (i) Restructuring Agreement, (ii) Amended and Restated Distribution Agreement, (iii) License Agreement and (iv) Security Agreement and Collateral Assignment.

     "UNITS" shall mean the units described in the Offering Memorandum, each consisting of two thousand shares of PSI Common Stock and a warrant to purchase four thousand shares of IRIS Common Stock.

     "URINE SEDIMENT ANALYZER" means a Stand Alone instrument for automatically conducting the microscopic portion of a urinalysis only through a slide-based microscope but will not include a complete urinalysis work station or any other part of a complete urinalysis.

     "WORKPLAN AND BUDGET" shall mean the workplan and budget for Research and Development to be provided by IRIS to PSI for the duration of the Development Agreement in accordance with Section 1.1.1 thereof.